Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES APPOINTMENT OF

DAVID N. TAYLOR, M.D. AS VICE PRESIDENT, MEDICAL AND

SAFETY AND CHIEF MEDICAL OFFICER

RALEIGH, NC, September 1, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that David N. Taylor, M.D., M.Sc. has joined the Company as Vice President, Medical and Safety and Chief Medical Officer.

Dr. Taylor is an internationally-recognized authority in infectious disease and most recently served as Research Professor in the Department of International Health at Johns Hopkins School of Public Health. Dr. Taylor brings to the Company the expertise and experience gained during a 22 year career of distinguished service with the U.S. military. During his career with the United States Public Health Service and United States Army, Dr. Taylor served in a number of positions, including Acting Director of the Division of Communicable Diseases and Immunology at the Walter Reed Army Institute of Research (WRAIR); Clinical Director, Department of Enteric Infections, Division of Communicable Diseases and Immunology WRAIR; and Adjunct Professor of Preventative Medicine/Biometrics, Uniformed Services University of the Health Sciences. Dr. Taylor received his medical degree from Harvard Medical School. He is a certified Diplomate with the National Board of Medical Examiners and American Board of Internal Medicine, as well as a Fellow with the American College of Physicians and Infectious Diseases Society of America and Member of the American Society of Microbiology and American Epidemiological Society. Dr. Taylor serves on the peer review committee for numerous professional medical publications and has authored 190 publications.

“We are thrilled and honored to have Dr. Taylor join Salix as our Vice President, Medical and Safety and Chief Medical Officer”, stated Carolyn Logan, President and Chief Executive Officer. “We have had the opportunity to collaborate with David over the past few years in the development of XIFAXAN™ and have been most impressed with his extensive contributions in the field of infectious disease. The appointment of Dr. Taylor, a leading clinician and researcher, well equips Salix to continue its pursuit to become the leading specialty pharmaceutical company providing products to gastroenterologists and their patients. We look forward to his leadership in our ongoing efforts to bring additional products to market.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.